CUSIP NO. 361652209              Schedule 13G/A                     Page 1 of 10


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 2)(1)


                                 GFI Group, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)


                      Class B Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    361652209
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                  May 17, 2006
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 10 Pages)


----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 361652209              Schedule 13G/A                     Page 2 of 10


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Advent International Corporation
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
        NUMBER OF          5      SOLE VOTING POWER
          SHARES
                                  269,076
                           -----------------------------------------------------
       BENEFICIALLY        6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
         OWNED BY          7      SOLE DISPOSITIVE POWER
           EACH
     REPORTING PERSON             269,076
           WITH            -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      269,076
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.96%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 361652209              Schedule 13G/A                     Page 3 of 10


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Advent International Limited Partnership
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
        NUMBER OF          5      SOLE VOTING POWER
          SHARES
                                  262,617
                           -----------------------------------------------------
       BENEFICIALLY        6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
         OWNED BY          7      SOLE DISPOSITIVE POWER
           EACH
     REPORTING PERSON             262,617
           WITH            -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      262,617
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.93%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 361652209              Schedule 13G/A                     Page 4 of 10

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Global Private Equity IV Limited Partnership
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
        NUMBER OF          5      SOLE VOTING POWER
          SHARES
                                  262,617
                           -----------------------------------------------------
       BENEFICIALLY        6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
         OWNED BY          7      SOLE DISPOSITIVE POWER
           EACH
     REPORTING PERSON             262,617
           WITH            -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      262,617
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.93%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 361652209              Schedule 13G/A                     Page 5 of 10


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Advent Partners GPE IV Limited Partnership
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (B) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
        NUMBER OF          5      SOLE VOTING POWER
          SHARES
                                  3,333
                           -----------------------------------------------------
       BENEFICIALLY        6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
         OWNED BY          7      SOLE DISPOSITIVE POWER
           EACH
     REPORTING PERSON             3,333
           WITH            -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,333
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.01%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 361652209              Schedule 13G/A                     Page 6 of 10


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
        NUMBER OF          5      SOLE VOTING POWER
          SHARES
                                  3,126
                           -----------------------------------------------------
       BENEFICIALLY        6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
         OWNED BY          7      SOLE DISPOSITIVE POWER
           EACH
     REPORTING PERSON             3,126
           WITH           ------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,126
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.01%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 361652209              Schedule 13G/A                     Page 7 of 10


Item 1.

     (a) (b) This statement on Schedule 13G/A relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in GFI Group, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 100 Wall Street, New York, NY 10005.


Item 2.

     (a) (b) (c) This statement is being filed by the following entities:


          (1)  Advent International Corporation, a Delaware corporation;

          (2) Advent International Limited Partnership, a Delaware limited partnership;

          (3) Global Private Equity IV Limited Partnership, a Delaware limited partnership;

          (4) Advent Partners GPE-IV Limited Partnership, a Delaware limited partnership;

          (5) Advent Partners Limited Partnership, a Delaware limited partnership;

     The entities listed in subparagraph (1) through (5) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

     (d) (e) This statement relates to the Class B Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 361652209.



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CUSIP NO. 361652209              Schedule 13G/A                     Page 8 of 10



Item 3.  Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

     This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c). This statement is being filed pursuant to rule 13d-1(c).


Item 4.  Ownership.

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of March 31, 2006 of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                                              Number of Shares
                                                      ----------------------------------   Percentage
                                                                  Under                     of Shares
Reporting Person                                      Common     Warrants      Total       Outstanding
------------------------------------------------      ------------------------------------------------

Advent International Corporation (1)(2)(3)            269,076        0         269,076         0.96%
Advent International Limited Partnership (1)(2)       262,617        0         262,617         0.93%
Global Private Equity IV Limited Partnership (1)      262,617        0         262,617         0.93%
Advent Partners GPE-IV Limited Partnership (3)          3,333        0           3,333         0.01%
Advent Partners Limited Partnership (3)                 3,126        0           3,126         0.01%


     (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

     (2) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of Global Private Equity IV Limited Partnership. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

     (3) AIC is the General Partner of the indicated Reporting Person. As such, AIC has the power to vote and dispose of the securities of Advent Partners GPE-IV Limited Partnership and Advent Partners Limited Partnership. The beneficial ownership of AIC derives from such power.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the



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CUSIP NO. 361652209              Schedule 13G/A                     Page 9 of 10



beneficial owners of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.


Item 8.  Identification and Classification of Members of the Group.

Not applicable.


Item 9.  Notice of Dissolution of Group.

Not applicable.


Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO. 361652209              Schedule 13G/A                    Page 10 of 10



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 9, 2006


Global Private Equity IV Limited Partnership

By: Advent International Limited Partnership,
    General Partner

By: Advent International Corporation,
    General Partner

By: Jarlyth H. Gibson, Assistant Compliance Officer*


Advent International Limited Partnership
Advent Partners GPE-IV Limited Partnership
Advent Partners Limited Partnership

By: Advent International Corporation,
    General Partner

By: Jarlyth H. Gibson, Assistant Compliance Officer*


ADVENT INTERNATIONAL CORPORATION

By: Jarlyth H. Gibson, Assistant Compliance Officer*

*For all of the above:


By: /s/ Jarlyth H. Gibson
    ---------------------------------------------------
    Jarlyth H. Gibson, Assistant Compliance Officer